COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement ("Agreement") by and between eConnect, a Nevada corporation (the "Company"), and Alpha Venture Capital, Inc., a Cook Islands corporation
("Purchaser"), is dated as of December 8, 2000.

                                 Recitals

A. Purchaser desires to purchase, and the Company desires to sell, shares of the Company's common stock, on the terms and conditions as are set forth below.

B. The parties intend that the purchase and sale of the shares as anticipated by this Agreement shall be accomplished without registration under the Securities Act of 1933, as amended (the "Securities Act"), and without registration or qualification under the securities laws of any state or other jurisdiction in reliance on exemptions from the registration requirements of the Securities Act, including without limitation Regulation D under the Securities Act and Section 4(2) of the Securities Act, provided, however, that except as expressly otherwise provided in this Agreement, nothing in this Agreement shall act or be construed as a limitation on Purchaser's right to sell any of the securities to be acquired pursuant to this Agreement pursuant to the Registration Statement (as defined below) or in accordance with applicable laws.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge by their signatures below, the parties agree as follows (capitalized terms shall have the meanings ascribed to such terms in Exhibit A hereto, unless otherwise indicated):

1.  Purchase of Common Stock.

1.1  Shares.

(a) Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to acquire from the Company, at each Closing, a number of shares of Common (the "Shares") at a price equal to eighty-two percent (82%) of the average Market Price for the five (5) Business Days immediately following the Put Notice Date (the "Purchase Price").

(b) The number of Shares to be issued with respect to each Put shall equal the Put Amount divided by the Market Price.

1.2 Registration. The Company shall file with the SEC, within fifteen (15) days of the date hereof, a registration statement on Form SB-2 or other appropriate form (the "Registration Statement") to register the shares of Common Stock purchased by Purchaser pursuant to this Agreement. The Company shall cause the Registration Statement to become effective within ninety (90) days from the date hereof. If the Registration Statement is not declared effective within such ninety (90) day period, the Commitment may terminate at the option of Purchaser and Purchaser shall retain the Initial Warrant.

2.  Closings and Escrow.

2.1 Closing. Each Closing shall occur on the Share Payment Date at the offices of the Escrow Agent or at such other place, time or date as the parties may mutually agree to in writing.
At each Closing, Purchaser shall deliver written instructions to the Escrow Agent to deliver to the Company (against receipt by the Escrow Agent of a certificate or certificates evidencing the Additional Shares), the Escrow Funds in U.S. dollars by wire transfer of immediately available funds to an account designated by the Company. At the Initial Closing,

(a) the Company shall deliver to Purchaser (i) a certificate or certificates evidencing the shares to be delivered at the Initial Closing (the "Initial Shares") and (ii) the Initial
Warrant, duly executed on behalf of the Company; and

(b) Purchaser shall deliver to the Company for the Put Amount the Purchase Price times the number of Initial Shares, in U.S.
dollars by wire transfer of immediately available funds to an account designated by the Company.

2.2  Purchases.

(a) The Purchaser hereby unconditionally and irrevocably agrees to purchase from the Company up to $15,000,000 of Common Stock
(the "Commitment") in one or more tranches on and subject to the terms and conditions provided this Section 2.2.

(b) Commencing on or after the Effective Date, the Company may give a notice (a "Put Notice") to the Purchaser, with a copy to the Escrow Agent. The Put Notice shall specify the dollar amount (the "Put Amount") of the Common Stock to be purchased by the Purchaser (which amount shall be not be less than one hundred fifty thousand dollars ($150,000) and not more than five million dollars ($5,000,000) in any given Put Notice).

(c) Except as specifically provided in this Section 2.3, the purchase and sale of Additional Shares effected on each Additional Closing Date shall be conducted as if it were the transactions referred to in the Transaction Agreements (other than Section 2.3 hereof). By way of illustration, and not in limitation, of the foregoing, each of the Company and the Purchaser shall be deemed to have made all of the representations, warranties and covenants set forth in the Transaction Documents as of the Additional Closing Date.

(d) It shall be a condition to the Company's right to issue a Put Notice that, as of the Put Notice Date and the relevant Additional Closing Date, (A) the Registration Statement or Statements for all Securities purchased prior to the Additional Closing Date contemplated by the current Put Notice shall have been declared effective and shall continue to be effective (the "Registration Statement") and (B) the representations and warranties of the Company contained in Article 4 hereof shall be true and correct in all material respects (and the Company's issuance of the Additional Common Stock shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business or conditions of the Company from the Initial Closing Date through and including the Additional Shares (and the Company's issuance of the Additional Common Stock shall constitute the Company's making such representation and warranty as of such date).

(e)  As of each Put Notice Date and Closing Date, the minimum
Put Amount shall not be less than one hundred fifty thousand dollars ($150,000) and the maximum Put Amount shall not exceed the lesser of two hundred percent (200%) of the average Trading Volume for the twenty (20) consecutive trading days ending the day before the relevant Put Notice and Closing Date, or $5,000,000.

(f) Except to the extent specifically contemplated by the provisions of this Section, each Additional Closing shall be conducted upon the same terms and conditions as those applicable to the closing held on the Initial Closing Date.

(g) The Purchaser's obligations under this Section 2.2 shall terminate at the later of (i) twelve (12) months after the Initial Closing Date, or (ii) the date at which the Company has sold $15,000,000 worth of Common Stock to the Purchaser, provided, however, that the Company shall be entitled to one automatic twelve (12) month extension if at least twenty percent (20%) (i.e. $3,000,000) of the Commitment is drawn down during the first six (6) months from the Effective Date.

2.3 Escrow. Within three (3) Business Days after the Company has delivered a written notice to Purchaser that the SEC has declared the Registration Statement effective.

(a)  the Company shall deliver to the Escrow Agent the Joint
Escrow Instructions and the Initial Put Notice, duly executed on behalf of the Company; and

(b) Purchaser shall deliver to the Escrow Agent, (i) the Joint Escrow Instructions in the form annexed hereto as Exhibit B, duly executed on behalf of Purchaser, and (ii) the Put Amount reflected in the Initial Put Notice, in U.S. dollars by wire transfer of immediately available funds to such account as may be designated by the Escrow Agent.

2.4  Share Escrow.

(a) Simultaneous with the execution of this Agreement, the Company agrees to deliver thirty million (30,000,000) shares of Common Stock to the Escrow Agent to be held in Escrow, pursuant to the terms of the Joint Escrow Instructions annexed hereto as Exhibit B.

(b)  Simultaneous with the effectiveness of the Registration
Statement, the Company shall deliver to the Transfer Agent and the Escrow Agent, the Joint Escrow Instructions in the form annexed hereto as Exhibit B.

(c) The Common Stock shall be maintained with the Escrow Agent until the termination of Purchaser's obligations under this Agreement ("Escrow Period"). At such time, the Escrow Agent, upon written notice from the Company, shall release the unissued share certificates back to the Transfer Agent within five (5) Business Days thereafter.

2.5  Share Issuance.

(a) Not later than two (2) Business Days after the Share Valuation Date, the Purchaser shall deliver a letter to the Escrow Agent, advising the Escrow Agent of the maximum number of shares that may be sold by the Purchaser free of restrictive legend pursuant to the relevant Put Notice (the "Share Valuation Letter"). Purchaser shall make payment of the Put Amount (less any applicable legal or other fees) within three (3) Business Days after delivery of the Share Valuation Letter to the Escrow Agent ("Share Payment Date").

(b) In the event the Company does not deliver the requisite instructions under Section 2.5(a) to the Escrow Agent within two (2) Business Days after the Share Valuation Date, the Purchaser may at its option, elect to treat the Put Notice as null and void.

(c) If the effectiveness of the Registration Statement shall be suspended for any reason, Purchaser shall be under no obligation to accept or honor any Put Notice for a minimum period of fifteen (15) days after the lifting of such suspension of the Registration Statement.

3. Representations and Warranties of Purchaser. To induce the Company's acceptance of this Agreement, Purchaser hereby certifies, represents and warrants to the Company and its agents and attorneys as follows, which representations and warranties are solely for the benefit of the Company and may be waived in whole or in part at any time prior to Closing by the Company:

3.1 Intent. Purchaser will be acquiring the Securities for its own account, and Purchaser has no present intent (whether or not legally binding) to sell any of the Securities to or through any Person; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with U.S. federal and state securities laws applicable to such disposition and any restrictions imposed on such transfer by this Agreement or the instruments and documents executed in connection with this Agreement. Purchaser understands that the Securities must be held indefinitely unless the Securities are subsequently registered under the Securities Act or an exemption from registration is available. Purchaser has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act.

3.2 Sophisticated Investor; Domicile. Purchaser and each of its stockholders is a "sophisticated investor" (as described in Rule 506(b)(2)(ii) of Regulation D under the Securities Act) and an "accredited investor" (as defined in Rule 501(a) of Regulation D under the Securities Act), and Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Company's Securities. Purchaser was not formed exclusively for the purpose of entering into the transactions contemplated hereby.

3.3 Ability of Purchaser to Bear Risk of Investment. Purchaser acknowledges that the Securities are speculative investments and involve a high degree of risk and Purchaser is able to bear the economic risk of an investment in the Securities, and, at the present time, is able to afford a complete loss of such investment.

3.4 Authority. This Agreement has been duly authorized and validly executed and delivered by Purchaser and (assuming due authorization and valid execution by the Company) is a legal, valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to general principles of equity and to bankruptcy, insolvency or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application. The person or persons executing this Agreement and all exhibits to this Agreement and documents or instruments executed in connection with this Agreement on behalf of Purchaser have all requisite authority to do so on behalf of Purchaser.

3.5 Brokers, Finders. Purchaser has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by the Company relating to this Agreement or the transactions contemplated hereby. The Company shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section
3.5 that may be due in connection with the transactions contemplated hereby, except as expressly provided in Section 4.14.

3.6 Organization; Authority. Purchaser is an entity organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and to carry out its obligations thereunder. The acquisition of the Securities and the payment of the Purchase Price therefor by Purchaser have been duly authorized by all necessary action on the part of Purchaser.

3.7 Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument executed in connection herewith (collectively with this Agreement, the "Transaction Documents"), and the consummation of the transactions contemplated by the Transaction Documents, and compliance with the requirements thereof, will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Purchaser, or the provision of any indenture, instrument or agreement to which Purchaser is a party or is subject, or by which Purchaser or any of its assets is bound, or conflict with or constitute a material default thereunder, or require the approval of any third-party pursuant to any material contract, agreement, instrument, relationship or legal obligation to which Purchaser is subject or to which any of its assets, operations or management may be subject.

3.8 Disclosure; Access to Information. Purchaser has received copies of or has had access to all documents, records, books and other information pertaining to Purchaser's investment in the Company and the Securities that have been requested by Purchaser. Purchaser has been afforded the opportunity to ask questions of and receive answers from the Company and its management concerning all aspects of the Company and of this transaction. Purchaser further acknowledges that it understands that the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Purchaser has reviewed or received copies of any such reports that have been requested by it. Purchaser further acknowledges that it has been provided with copies of the Company's certificate of incorporation, as amended (the "Certificate"), and the Company's by-laws (the "By-Laws").

3.9 Manner of Sale. At no time was Purchaser presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising with respect to the Securities.

3.10 Accuracy of Other Materials. To the extent Purchaser has received from the Company documents or other materials which constitute summaries, projections, forecasts or estimates, Purchaser acknowledges the following with respect to such documents or other materials: Such documents or other materials are intended to illustrate projected financial and other results based upon a set of assumptions (in some cases based on information obtained by the Company from outside sources) the Company views as reasonable and obtainable; all such summaries, projections, forecasts or estimates pertaining to revenue growth, profitability and other similar financial or market data are forward-looking statements; such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected; and no representations or warranties of future performance by or market trends for the Company are intended, and such are expressly disclaimed.

3.11 Accuracy of Representations and Information. All representations made by Purchaser in this Agreement and all documents and instruments related to this Agreement, and all information provided by Purchaser to the Company concerning Purchaser are correct and complete in all material respects as of the date hereof.

4. Representations and Warranties of the Company. Except as otherwise set forth in the schedules hereto, the Company hereby represents and warrants to Purchaser as follows, which representations and warranties are solely for the benefit of Purchaser and may be waived in whole or in part by Purchaser at any time prior to Closing:

4.1 Company Status. The Company has registered the Common Stock pursuant to Section 12(g) of the Exchange Act, is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing of the Common Stock, and such Common Stock is currently listed on the Over the Counter Bulletin Board.

4.2 Current Public Information. The Company has furnished or made available to Purchaser true and correct copies of all registration statements, reports and documents, including proxy statements (other than preliminary proxy statements), filed with SEC by or with respect to the Company since December 31, 1999 and prior to the date of this Agreement, pursuant to the Securities Act or the Exchange Act (collectively, the "SEC Documents"). The SEC Documents are the only filings made by or with respect to the Company since December 31, 1999 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or pursuant to the Securities Act. The Company has filed all reports, schedules, forms, statements and other documents required to be filed under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since December 31, 1999 and prior to the date of this Agreement.

4.3 No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

4.4 Valid Issuance of Common Stock. The Company has an authorized capitalization consisting of 300,000,000 shares of Common Stock, and no shares of preferred stock. As of December 7, 2000, the Company has issued and outstanding 215,359,897 shares of Common Stock. The number of shares of Common Stock which are subject to issuance upon the conversion or exercise of presently issued and outstanding warrants and options of the Company are as set forth in Schedule 4.4. Schedule 4.4 sets forth the number of shares of Common Stock which are reserved for issuance under the Company's existing stock option plans. No shares of the Company's preferred stock are issued and outstanding. All of the shares of Common Stock outstanding have been duly and validly authorized and issued and are fully paid and non-assessable. Except as set forth above or as disclosed in Schedule 4.4, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or issue additional shares of capital stock of the Company or any of the Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of the Subsidiaries, (ii) there are no outstanding debt securities of the Company or any of its Subsidiaries, other than indebtedness to banks and other institutional lenders set forth on Schedule 4.4, and (iii) there are no agreements or arrangements under which the Company or any of the Subsidiaries is obligated to register the sale of any of their securities under the Securities Act. Except as disclosed in Schedule 4.4, there are no securities or instruments containing any anti-dilution, right of first refusal, preemptive rights or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement. Upon issuance of the Securities, such securities will be duly and validly issued, fully paid and non-assessable.

4.5 Organization and Qualification. The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Nevada and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company does not have any Subsidiaries, except for those listed on Schedule 4.5 attached to this Agreement (the "Subsidiaries"). The Subsidiaries are duly incorporated and existing in good standing under the laws of the jurisdictions of their incorporation. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure to qualify would not have a Material Adverse Effect. "Material Adverse Effect" means any effect on the business, operations, properties or financial condition of the entity or entities with respect to which such term is used and which is material and adverse to such entity or to other entities controlling or controlled by such entity, and/or any condition or situation which would prohibit or otherwise interfere with the ability of the entity or entities with respect to which said term is used to enter into and perform its or their obligations under the Transaction Documents.

4.6 Authorization: Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Securities in accordance with the terms of the Transaction Documents, (ii) the execution, issuance and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its board of directors or stockholders is required, (iii) the Transaction Documents have been duly executed and delivered by the Company, and (iv) the Transaction Documents (assuming due authorization and valid and legal execution by Purchaser) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

4.7 Corporate Documents. The Company has furnished or made available to Purchaser true and correct copies of the Certificate and the Bylaws.

4.8 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Securities, do not and will not (i) result in a violation of the Company's Certificate or Bylaws, or (ii) conflict with, or result in a breach of or forfeiture of any rights (or result in an event which with notice or lapse of time or both would become a breach of or forfeiture of any rights) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or (iii) result in a violation of any federal or state law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Securities in accordance with the terms of this Agreement (other than any SEC, NASD or state securities filings which may be required to be made by the Company subsequent to any Closing hereunder, and any Registration Statement which may be filed in furtherance of this Agreement); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of Purchaser herein. Neither the Company nor any of the Subsidiaries is in violation of any material term of or in material default under its Certificate or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree of order or any statute, rule or regulation applicable to the Company or the Subsidiaries, which has not been duly waived as of the date of this Agreement.

4.9 SEC Documents. As of their respective dates, the SEC Documents complied, and all similar documents filed with the SEC prior to each Closing Date will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained, nor will any similar document filed with the SEC prior to each Closing Date contain, any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents, as of the dates thereof, complied, and all similar documents filed with the SEC prior to each Closing Date will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC and other applicable rules and regulations with respect thereto. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.10 No Undisclosed Liabilities. Except to the extent described in Schedule 4.10, the Company and the Subsidiaries have no liabilities or obligations of a financial nature (whether accrued, absolute, contingent or otherwise), which are material, individually or in the aggregate, and are not disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company's or the Subsidiaries' respective businesses consistent with past practice since September 30, 2000, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

4.11 Litigation and Other Proceedings. Except as may be set forth in the SEC Documents or otherwise disclosed in writing to Purchaser, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which might have a Material Adverse Effect on the Company or which might materially adversely affect the transactions contemplated by this Agreement. Except as set forth in the SEC Documents, no judgment, order, writ, injunction, decree or award has been issued by or, to the best knowledge of the Company, requested of any court, arbitrator or governmental agency which might result in a Material Adverse Effect or which might materially adversely affect the transactions contemplated by this Agreement.

4.12 Other Documents or Materials. With respect to any document or other materials received by Purchaser from the Company or its representatives other than the Transaction Documents and the SEC Documents, (i) the Company has no reason to believe any of such documents and materials or any projections contained therein, as of the date of such other documents or materials, contained material errors or misstatements or did not adequately describe the status of the development of the Company's technologies or its business as of such date, and (ii) such documents, materials and projections were prepared by the Company and its management in good faith.

4.13 Nature of Company. The Company is not an open ended investment company or a unit investment trust, registered or required to be registered, or a closed end investment company required to be registered, but not registered, under the Investment Company Act of 1940.

4.14 Brokers, Finders. Except for payment of commitment fees to Purchaser equal to eight percent (8%) of the amount specified in each Put Notice, payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any Person for brokerage commission, finder's fees or similar payments by Purchaser relating to this Agreement or the transactions contemplated hereby. Purchaser shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.14 that may be due in connection with the transactions contemplated hereby.

4.15 Absence of Certain Changes. Since September 30, 2000, no Material Adverse Effect has been suffered by, and no material adverse development has occurred in the business, properties, operations, financial condition or results of operations of the Company or the Subsidiaries. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or any of the Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

4.16 Intellectual Property Rights. The Company and the Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. None of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights have expired or terminated, or are expected to expire or
terminate in the near future.   The Company and the Subsidiaries
do not have any knowledge of any infringement by the Company or the Subsidiaries of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, there is no claim, action or proceeding being made or brought against, or to the best knowledge of the Company, being threatened against, the Company or the Subsidiaries regarding trademark, trade name, patent, patent rights, invention, copyright, license, service name, service mark, service mark registration, trade secret or other infringement; and the Company and the Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.
The Company and the Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

4.17 Internal Accounting Controls. The Company is not aware in any respect in which its system of internal accounting controls is not sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18 Tax Status. The Company and the Subsidiaries have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject and have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports, declarations, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

4.19 Certain Transactions. Except as set forth in Schedule 4.19 or in the SEC Documents and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options, none of the officers, directors, or employees of the Company (or any spouse or relative of any such person) is presently a party to any transaction with the Company (other than for services as employees, officers, consultants and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20 Dilution. The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Agreement and recognize that such transactions have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company.

4.21 OTC BB Listing. The Company's Common Stock is presently quoted on the Over the Counter Bulletin Board under the symbol "ECNC." The Company is not in receipt of any written notice from any stock exchange, market or trading facility on which the Common Stock is or has been listed (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such stock exchange, market or trading facility or that the Common Stock will be delisted from such stock exchange, market or trading facility.

4.22 No Integrated Offering. Neither the Company nor any of its affiliates nor any Person acting on its or their behalf has, directly or indirectly, at any time since December 31, 1999, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

5. Use and Disposition of Proceeds. The Company will use the proceeds from the sale of the Common Stock (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale to Purchaser) for general corporate purposes, but shall not, directly or indirectly, use such proceeds for investment in any other Affiliate or to repay debt to Affiliates.

6. Company Reliance on Purchaser's Representations. Purchaser understands that the Company is relying on the truth and accuracy of the representations and warranties made herein by Purchaser in offering the Securities for sale and in relying upon applicable exemptions available under the Securities Act and applicable state securities laws.

7. Restricted Shares. Purchaser understands and acknowledges that if the Securities have not been, and will not as of the time issued be, registered under the Securities Act, they will be issued in reliance upon exemptions from the registration requirements of the Securities Act, and thus cannot be resold unless they are included in an effective Registration Statement filed under the Securities Act or unless an exemption from registration is available for such resale. With regard to the restrictions on resales of the Securities, Purchaser is aware
(a) that the Company will issue stop transfer orders to its stock transfer agent in the event of attempts to improperly transfer any Securities; and (b) that a restrictive legend will be placed on certificates representing the Securities, which legend will read substantially as follows:

THESE SECURITIES ARE NOT REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND REGULATIONS PROMULGATED UNDER THE ACT, INCLUDING EXEMPTIONS UNDER SECTIONS 3(b) AND 4(2) OF THE ACT AND THE PROVISIONS OF REGULATION D UNDER SUCH ACT, AND SIMILAR EXEMPTIONS UNDER STATE LAW. ACCORDINGLY, THESE SECURITIES MAY NOT BE RESOLD, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED UNLESS SUCH SECURITIES ARE COVERED BY AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE AND THE COMPANY HAS RECEIVED AN OPINION OF SECURITIES COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH EXEMPTION IS AVAILABLE.

The legend set forth above shall be promptly removed without additional cost or delay, and the Company shall issue a certificate without such legend to the holder of any of the Securities upon which such legend is stamped (or to the holder's assignee), if, unless otherwise required by state securities laws, (i) such securities are registered for resale, or have been sold, under an effective registration statement under the Securities Act, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold. Notwithstanding the removal of the legend set forth above, in the event the Securities are registered for resale on an effective registration statement, the Company reserves the right to affix a legend on certificates representing the Securities that any selling shareholder named in the registration statement must comply with the prospectus delivery requirements of the Securities Act in connection with any resale. The Company shall bear the cost of the removal of any legend as anticipated by this Section 7.

8.  Other Covenants of the Company.

8.1 Furnishing of Information. As long as Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. If at any time prior to the date on which Purchaser may resell all of the Securities without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent for the benefit of and enforceable by Purchaser) the Company is not required to file reports pursuant to such sections, it will prepare and furnish to Purchaser and make publicly available in accordance with Rule 144(c) promulgated under the Securities Act annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act.

8.2  Certain Agreements.   The Company covenants and agrees that
it will not, without the prior written consent of Purchaser, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock with any third party or issue any shares of Common Stock to any consultant or other third party utilizing a registration statement on Form S-8 until the later of December 4, 2001 or upon the total Put Amounts reaching fifteen million dollars ($15,000,000), other than as agreed to in writing by the parties. The provisions of this Section 8.2 will not apply to (a) the issuance of securities (other than for cash) in connection with a merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests, or (b) upon conversion or exercise of any convertible or derivative securities outstanding on the date hereof, as set forth on Schedule 8.2.

8.3 Warrants. The Company agrees to issue to Purchaser transferable divisible warrants (i) upon execution hereof, to purchase two million (2,000,000) shares of Common Stock at an exercise price equal to the lesser of (a) forty percent (40%) of the Market Price of the Common Stock as of the date hereof (the "Initial Warrant"), or (b) forty percent (40%) of the average five (5) day Market Price as of the Effective Date of the Registration Statement; and (ii) to purchase a maximum of one million (1,000,000) shares of Common Stock ("Additional Warrants") on a pro rata basis in conjunction with each Additional Closing, exercisable at forty percent (40%) of the Market Price, at the date of each Additional Closing.

8.4 Liquidated Damages. If on any Closing Date or any Delivery Date, the Company fails to deliver the Shares to be purchased by Purchaser, and such failure continues for three (3) Business Days, the Company shall pay to Purchaser, in cash, as liquidated damages and not as a penalty, an amount equal to $500 per each $100,000 funded for each day that the Shares purchased by Purchaser are not delivered up to ten (10) days, and $1,000 per each $1,000,000 funded for each day that the Shares purchased by Purchaser are not delivered in excess of ten (10) days until such failure has been cured. Cash payments to be made pursuant to this Section 8.4 shall be due and payable immediately upon demand in immediately available cash funds.

8.5 Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, a sufficient number of shares under the terms of this Agreement and Common Stock for issuance pursuant to the exercise of the Warrants.

8.6 Reimbursement. If (i) Purchaser, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, or (ii) Purchaser, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under applicable securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Purchaser is a named party, the Company will pay Purchaser the charges, as reasonably determined by Purchaser, for the time of any officers or employees of Purchaser devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of Purchaser who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of Purchaser and any such Affiliates, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Purchaser and any such Affiliates and any such Person. The Company also agrees that neither any Purchaser nor any such Affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Documents except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of Purchaser or any inaccuracy in any representation or warranty of Purchaser contained in herein or any breach by Purchaser of any of the provisions hereof.

9.  Transfer Agent Instructions.

9.1  Irrevocable Instructions.  Subject to the provisions of
Section 2.5, the Company will irrevocably instruct the Transfer Agent to issue securities from time to time in such amounts as shall be required hereunder and as specified from time to time by the Company to the Transfer Agent, bearing the restrictive legend specified in Section 7 of this Agreement prior to registration of the Securities under the Securities Act, registered in the name of Purchaser and in such denominations to be specified by Purchaser in connection with each Closing hereunder. The Company warrants that no instruction other than such instructions referred to in this Section 9 and stop transfer instructions to give effect to Section 7 hereof prior to registration and sale of the Securities under the Securities Act will be given by the Company to the Transfer Agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and applicable law. Nothing in this Section 9 shall affect in any way Purchaser's obligations and agreement to comply with all applicable securities laws upon resale of the Securities.

9.2 Transmission of Certificates. Subject to Section 7, the Company will transmit the certificates representing any unlegended securities to be issued to Purchaser via express courier, by electronic transfer or otherwise, within three (3) Business Days after receipt by the Transfer Agent of the certificate representing the legended Common Stock or the date unlegended Common Stock is required to be issued pursuant to
Section 7, as applicable (the "Delivery Date").

9.3 Electronic Transfer. In lieu of delivering physical certificates representing the unlegended securities issuable after the Effective Date as provided in Section 7, provided the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of Purchaser and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and Purchaser thereof is not obligated to return such certificates for the placement of a legend thereon, the Company shall use its reasonable best efforts to cause the Transfer Agent to electronically transmit the Common Stock issuable on the Closing Date or upon exercise of the Warrants by crediting the account of Purchaser's prime broker with DTC through its Deposit Withdrawal Agent Commission system.

9.4 Bankruptcy. Purchaser shall be entitled to exercise its right under Section 2.3 notwithstanding the commencement of any case under 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"). The Company agrees, without cost or expense to the holder, to take or consent to any and all action necessary to effectuate relief under 11 U.S.C. Section 362.

10.  Closing Conditions

10.1  Conditions to the Company's Obligation to Sell. The
Purchaser understands that the Company's obligation to sell the Initial Shares and the Additional Shares on the Initial Closing
Date and each Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a) the accuracy on each such date of the representations and warranties of Purchaser contained in this Agreement as if made thereon, and the performance by Purchaser on or before such date of all covenants and agreements of Purchaser required to be performed on or before such date;

(b) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement.

10.2. Conditions to Purchaser's Obligation To Purchase. The Company understands that Purchaser's obligation to purchase the Initial Shares and the Additional Shares on the Initial Closing Date and each Additional Closing Date, respectively, pursuant to this Agreement is conditioned upon:

(a) the accuracy in all material respects on each such date of the representations and warranties of the Company contained in this Agreement as if made on such date and the performance by the Company on or before each such date of all covenants and agreements of the Company required to be performed on or before such date;

(b) on or before each such date, Purchaser having received an opinion of counsel for the Company, dated on each such date, in the form of Exhibit D hereto;

(c) there not being in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained, nor there being any pending or threatened proceeding or investigation which may have the effect of prohibiting or adversely affecting any of the transactions contemplated by this Agreement;

(d)  from and after the date hereof to and including the Initial
Closing Date and the Additional Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD;

(e) the Registration Statement relating to the Common Stock and related Warrants shall have been declared effective by the SEC and shall continue to be effective;

(f) the Company's Common Stock continues to be traded on the Over the Counter Bulletin Board;

(g) the Company's compliance with all blue sky laws to enable the Shares to be issued and resold through a broker in the State of California;

(h) the number of Shares to be purchased on the Closing Date shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser beneficially, would result in the Purchaser owning more than 4.99% of all of such Common Stock as would be outstanding on such Closing Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. For purposes of this Section 10.2(h), in the event that the amount of Common Stock outstanding as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Closing Date than on the date upon which the Put Notice associated with such Closing Date is given, the amount of Common Stock outstanding on such Closing Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 4.99% of the Common Stock following such Closing Date.; and

(i) no disputes arise as a result of periodic due diligence investigations conducted by the Purchaser.

11.  General Provisions.

11.1 Assignment. Neither this Agreement nor any rights of Purchaser hereunder may be assigned by either party to any other person without the prior written consent of the Company.

11.2 Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

11.3 Choice of Law; Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

11.4 Costs and Expenses. The parties shall be responsible for and shall pay their own costs and expenses, including without limitation attorneys' fees and accountants' fees and expenses, in connection with the conduct of the due diligence inquiry, negotiation, execution and delivery of this Agreement and the instruments, documents and agreements executed in connection with this Agreement, except that the Company shall pay an amount of $10,000 to legal counsel of Purchaser to cover legal fees and due diligence expenses upon execution hereof, and a legal fee of $2,500 in connection with each Additional Closing hereunder. In addition, the Company shall pay all reasonable fees and expenses incurred by Purchaser in connection with any amendments, modifications or waivers of this Agreement, including, without limitation, all reasonable attorneys fees and expenses. The Company shall pay all stamp or other similar taxes and duties levied in connection with the issuance of the Shares pursuant hereto.

11.5 Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

11.6 Entire Agreement: Amendment. This Agreement, together with the exhibits to this Agreement and the other instruments and documents delivered in connection with this Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement or therein. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

11.7 Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.8 Notices. All notices or other communications provided for under this Agreement shall be in writing, and mailed, telecopied or delivered by hand delivery or by overnight courier service, as follows:

If to the Company:

eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731
Attention:  Thomas Hughes
Fax No.: (310) 514-9442

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch Street, Suite 113
Newport Beach, California 92660
Fax No.: (949) 975-0596

If to Purchaser:

Alpha Venture Capital, Inc.
P.O. Box 11
Avarua Rarotonga
Cook Islands
Attention: Mr. Barry Herman, Director
Fax No.:  (242) 356-0037

All notices and communications shall be effective as follows:
When mailed, upon three (3) business days after deposit in the mail (postage prepaid); when telecopied, upon confirmed transmission of the telecopied notice; when hand delivered, upon delivery; and when sent by overnight courier, the next business day after deposit of the notice with the overnight courier.

11.9 Publicity. Purchaser acknowledges that this Agreement and all or part of the Transaction Documents may be deemed to be "material contracts" as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act. Purchaser further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel. Purchaser consents to the Company's public disclosure of this Agreement in accordance with the Securities Act and the Exchange Act.

11.10 Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

11.11  Survival Of Representations And Warranties. The
Company's representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Securities, and shall inure to the benefit of Purchaser and its successors and permitted assigns.

11.12 Schedules and Exhibits. The schedules and exhibits attached to this Agreement are a part hereof, as if fully set forth herein.

IN WITNESS WHEREOF, the parties named below have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

eConnect


By : Thomas S. Hughes
Thomas S. Hughes, President


PURCHASER:

Alpha Venture Capital, Inc.


By: /s/  Barry Herman
Barry Herman, Director

                                 EXHIBIT A
                                DEFINITIONS

"Additional Closing" means the closing of the purchase and sale of Common Stock pursuant to each additional Put Notice issued after the Initial Put Notice.

"Additional Closing Date" means the date on which each Additional Closing takes place.

"Additional Shares" means the shares of Common Stock to be delivered at each Additional Closing.

"Additional Warrants" means a warrant in the form of Exhibit E hereto to purchase a number of shares of Common Stock specified in Section 8.3 hereof.

"Affiliate" has the meaning set forth in the Exchange Act and the rules and regulations thereunder.

"Business Day" means a day on which the Nasdaq stock market is open for regular trading.

"Closing" means either the Initial Closing or any Additional
Closing.

"Closing Date" means either the Initial Closing Date or the Additional Closing Date.

"Commitment " is defined in Section 2.2(a).

"Common Stock" means common stock, $0.001 par value per share, of the Company.

"Effective Date" means the effective date of the Registration
Statement.

"Escrow Agent" means Dundee Securities Corporation.

"Escrow Funds" means the funds held by the Escrow Agent under the Joint Escrow Instructions together with all interest and income earned thereon.

"Escrow Period" is defined in Section 2.4(c).

"Exchange Act" is defined in Section 3.8.

"Initial Closing" means the closing of the purchase and sale of Common Stock pursuant to the Initial Put Notice.

"Initial Closing Date" means the date on which the Initial
Closing takes place.

"Initial Put Notice" means the first Put Notice delivered to Purchaser pursuant to the terms of this Agreement.

"Initial Shares" is defined in Section 2.1.

"Initial Warrant" means a warrant in the form of Exhibit E hereto to purchase the number of shares of Common Stock specified in Section 8.3 hereof.

"Joint Escrow Instructions" means the joint escrow instructions in the form of Exhibit B hereto.

"Market Price" means the closing bid price of the Common Stock as reported, at the option of Purchaser, by Bloomberg, LP or the National Association of Securities Dealers.

"Material Adverse Effect" is defined in Section 4.5.

"Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a governmental entity or agency.

"Purchase Price" is defined in Section 1.1

"Put Amount" is defined in Section 2.2(b).

"Put Notice" shall mean the notice delivered by the Company to the Purchaser by in compliance with the notice provisions of
Section 2.2 hereof.

"Put Notice Date" is the date the Put Notice is delivered to the Purchaser by the Company.

"Registration Statement" is defined in Section 2.2(d).

"Restrictive Period" is defined in Section 8.2.

"SEC" means the U.S. Securities and Exchange Commission.

"SEC Documents" is defined in Section 4.2.

"Securities" means the Initial Shares, the Additional Shares, the Initial Warrant, the Additional Warrants and the shares issuable under the Warrants.

"Securities Act" is defined in Recital B.

"Share Valuation Date" shall mean the fifth (5th) business day after delivery of the Put Notice.

"Share Payment Date" is defined in Section 2.5.

"Shares" is defined in Section 1.1(a)

"Subsidiaries" is defined in Section 4.5

"Trading Volume" shall mean the dollar amount of the average daily trading volume of the Common Stock, calculated based upon the average closing bid price and average daily trading volume over the twenty (20) trading days preceding the Put Notice Date, as reported by Bloomberg, LP.

"Transaction Documents" is defined in Section 3.7.

"Transfer Agent" shall mean Corporate Stock Transfer, Inc., the transfer agent for the Company's Common Stock.

"Warrants" means the Initial Warrant and any Additional
Warrants.

                              EXHIBIT B
                               FORM OF
                      JOINT ESCROW INSTRUCTIONS

December __, 2000


Dundee Securities Corporation
Suite 3424 Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49207
Vancouver, BC V7X1K8
Attention: Chris Dabbs

RE:  Alpha Venture Capital, Inc.

Dear Mr. Dabbs:

As escrow agent for both eConnect, Inc., a Nevada corporation (the "Company"), and Alpha Venture Capital, Inc., a Cook Islands corporation (the "Purchaser") of Securities of the Company, who is named in the Common Stock Purchase Agreement (the "Agreement") between the Company and the Purchaser to which a copy of these Joint Escrow Instructions is attached as Exhibit B, you (hereafter, the "Escrow Agent") are hereby authorized and directed to hold the shares of Common Stock of the Company, along with immediately available funds for the purchase of the Securities (the "Escrow Funds") delivered to the Escrow Agent pursuant to the terms of the Agreement in accordance with the following instructions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Agreement.

1. Upon its acceptance of the Agreement, the Company shall deliver or cause to be delivered to the Escrow Agent, common stock share certificates ("Share Certificates") of thirty million (30,000,000) unlegended shares in ten (10) certificates of three million (3,000,000) each.

2. The Share Certificates delivered to the Escrow Agent pursuant hereto shall be deposited for safekeeping with the Escrow Agent (the "Escrow Account"). During the Escrow Period (hereinafter defined), none of the Share Certificates deposited in the Escrow Account shall become the property of Purchaser or any other entity or be subject to the debts of Purchaser or any other entity except as expressly provided herein, and the Escrow Agent shall neither make nor permit any disbursements or deliveries from the Escrow Account except as expressly provided herein.

3. The Escrow Period shall begin on the effective date of the Agreement and, except as provided in Section 4 below, shall continue until terminated under Section 2.4(c) of the Agreement. Notwithstanding the foregoing, if there remain Share Certificates in the Escrow Account, all such Share Certificates then remaining in the Escrow Account shall forthwith be forwarded to Corporate Stock Transfer, Inc., the transfer agent for the Company (the "Transfer Agent"), within five (5) business days thereafter upon written request given to Escrow Agent by the Company.

4. Not later than two (2) business days after the Share Valuation Date, the Purchaser shall deliver a letter to the Escrow Agent advising the Escrow Agent of the maximum number of shares that may be sold by the Purchaser free of restrictive legend pursuant to a Put Notice. Purchaser shall make payment of the Put Amount (less any applicable legal or other fees) within three (3) business days after delivery of such share letter to the Escrow Agent ("Share Payment Date").

5. The Escrow Agent shall promptly, upon receipt of such notice, deliver one or more Share Certificates to the Transfer Agent for removal of legend pursuant to the Irrevocable Instructions annexed hereto, and upon receipt of such Share Certificates, shall cause same to be delivered to or for the benefit of the Purchaser pursuant to written instructions of the Purchaser.

6. The Company shall deliver to the Escrow Agent appropriate written notice of any extension or amendment to the Agreement.

7. The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Purchaser and the Escrow Agent.

8. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

9. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

10. The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

11. The Escrow Agent shall be entitled, at its own expense, to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12. The Escrow Agent's responsibilities as Escrow Agent hereunder shall terminate if the Escrow Agent shall resign by written notice to the Company and the Purchaser. In the event of any such resignation, the Purchaser and the Company shall appoint a successor Escrow Agent.

13. If the Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (a) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings, or (b) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.

15. The Company and the Purchaser agree jointly and severally to indemnify and hold harmless the Escrow Agent from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent.

16. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or three business days after deposit in the United States Postal Service, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

If to Company:

eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731
Attention:  Thomas Hughes
Fax No.: (310) 514-9442

With a copy to:

Brian F. Faulkner, Esq.
3900 Birch Street
Suite 113
Newport Beach, California 92660
Fax No.: (949) 975-0596

If to Purchaser:

Alpha Venture Capital, Inc.
P.O. Box 11
Avarua Rarotonga
Cook Islands
Attention: Mr. Barry Herman, Director
Fax No.: (242) 356-0037

With a copy to:

Parker Chapin LLP
The Chrysler Building
405 Lexington Avenue
New York, NY  10174
Attention:  Christopher S. Auguste, Esq.
Fax No.: (212) 704-6288

If to Escrow Agent:

Dundee Securities Corporation
Suite 3424 Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49207
Vancouver, BC V7X 1K8
Attention: Chris Dabbs
Fax No.: (604) 642-0388

16. By signing these Joint Escrow Instructions, the Escrow Agent becomes a party hereto only for the purpose of these Joint Escrow Instructions. The Escrow Agent does not become a party to the Agreement. The Company and the Purchaser have become parties hereto by their execution and delivery of the Agreement, as provided therein.

17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns and shall be governed by the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of these instructions signed by the Escrow Agent shall be legal and binding on all parties hereto.

18. The rights and obligations of any party hereto are not assignable without the written consent of the other parties hereto.

IN WITNESS WHEROF, the parties hereto have caused these Joint Escrow Instructions to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

eConnect


By:______________________________
Thomas S. Hughes, President


Alpha Venture Capital, Inc.


By: _____________________________
Name:
___________________________
Title:
____________________________


Dundee Securities Corporation


By: _____________________________
Name:
___________________________
Title:
____________________________